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                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. __________]

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     14a-6(e)(2))
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[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
 ................................................................................
               (Name of Registrant as Specified in Its Charter)

 ................................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)...............................

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                            [LOGO OF SAFETY-KLEEN]

                                                              February 12, 1998

Dear Safety-Kleen Shareholder:

  The special meeting of shareholders to vote on SK Parent's $27 ALL-CASH OFFER the ("SK Parent merger") was adjourned until February 25 to allow all shareholders additional time to consider recent developments. If you haven't already voted, I urge you to do so NOW. Your vote FOR the SK Parent merger is needed to help ensure the two-thirds shareholder vote required for the merger.

  Your Board of Directors is convinced that the SK Parent $27 ALL-CASH offer is preferable to Laidlaw Environmental's ("LLE") latest unsolicited part stock/part cash offer and your Board remains committed to the SK Parent merger. Consider these points:

  . While LLE's latest offer increased the cash component, the total value is still significantly affected by the value of its stock.

  . The LLE offer calls for up to an additional 162 million shares of LLE stock to be issued. When these new shares begin to trade, significant downward pressure on the LLE stock price could diminish the value of your investment.

  . The combined company would be highly leveraged with a debt-to-capital ratio of more than 70 percent.

LAIDLAW ENVIRONMENTAL'S OFFER MAY BE A GOOD DEAL FOR LAIDLAW INC. . . BUT IS IT A GOOD DEAL FOR YOU?

  Don't assume any of the risks of LLE's part-stock/part-cash offer. The SK Parent merger agreement provides for $27 ALL-CASH and involves no business or other risks associated with stock ownership to Safety-Kleen shareholders.

  . LLE's business of dumping hazardous wastes in landfills and burning in incinerators creates long-term environmental risks.

  . LLE's offer would allow Laidlaw Inc. to reduce its percentage ownership of LLE and deconsolidate it from Laidlaw Inc.'s balance sheet.

  . LLE has stated that, if it merges with Safety-Kleen, there "can be no assurance" that it "will be able to provide the required environmental financial assurances without increased cost or at all."

  . If the LLE offer were consummated, Safety-Kleen shareholders would own a substantial portion of the highly-leveraged combined company, including LLE's environmental liabilities and debts of $2.3 billion.

  THE OPERATIONS OF SAFETY-KLEEN'S AND LLE'S BUSINESSES ARE DRAMATICALLY DIFFERENT, AND WE ARE CONVINCED LLE CANNOT ACHIEVE THE COST SAVINGS AND SYNERGIES NECESSARY TO AVOID EARNINGS DILUTION WITHOUT SIGNIFICANT DAMAGE TO SAFETY-KLEEN'S BUSINESS.

  . LLE has a base of 18,000 mid- to large-sized customers compared with Safety-Kleen's nearly 400,000 customers consisting primarily of smaller-quantity generators.

  . There is little overlap between Safety-Kleen's service business and LLE's landfill and incineration business.

  . We are convinced that LLE cannot achieve more than approximately $28 million in synergies without a significant reduction in service quality, revenue and profit. This is nowhere near the $100 million to $130 million that LLE claims.
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YOU HAVE A VALUABLE INVESTMENT-PROTECT IT!

  The principals of SK Parent are committed to the merger with Safety-Kleen. Your vote FOR the SK Parent merger is needed NOW to help ensure that the merger is completed. NOT VOTING IS THE SAME AS VOTING NO.

  I urge you to vote for the SK Parent merger by signing, dating and promptly mailing the GOLD-STRIPED card. Do this even if you are planning to attend the special meeting.

                                          Sincerely,


                                          /s/ Donald W. Brinckman
                                          Donald W. Brinckman
                                          Chairman of the Board

  You can learn more about the Board's concerns in Safety-Kleen's proxy statement and proxy supplement sent to shareholders. If you have questions, or need additional information, please call our proxy solicitor, ChaseMellon at 888-224-2734; OR you can fax your proxy to ChaseMellon at 212-273-8183 or 212-273-8184.